Exhibit 99.1

TECHNOLOGY RESEARCH CORPORATION REPORTS SECOND QUARTER FINANCIAL RESULTS REFLECTING
CONTINUING IMPROVED PROFITABILITY ON LOWER REVENUES

CLEARWATER, FLORIDA, November 13, 2007 -- Technology Research Corporation (“TRC”), (NASDAQ-TRCI), today announced revenues and earnings for its second fiscal quarter ended September 30, 2007.

Revenues were $9.3 million, a decrease of $.4 million or 5% from the revenues reported in the same quarter last year. Net income for the second fiscal quarter ended September 30, 2007 was $.4 million compared with net loss of ($.4) million for the fiscal quarter ended September 30, 2006. Diluted net income is $.07 per share for the current quarter compared with diluted net loss of $.07 per share for the same quarter last year.

Orders for the second quarter were $9.3 million, an increase of $3.0 million over the same quarter last year.  Military orders were $3.8 million, an increase of $2.8 million over the second quarter of the previous year and Commercial orders were $5.5 million, an increase of $.2 million from the second quarter of the prior year.

Owen Farren, President & CEO said, “Operationally, TRC’s improved second quarter and year to date performance is mostly due to a favorable mix of more profitable business when compared with the prior year and the restructuring program undertaken in the fourth quarter of fiscal 2007. Through six months, our restructuring program has helped us reach our goal of reducing costs and expenses and improving productivity.” Farren continued, “The increase in revenues in the Military market is exceeded by a decrease in the Commercial business due to a 75% decline in our room air conditioner revenues compared with the second quarter of last year. The lost room air conditioner business is not profitable for TRC at current market pricing. In response to our belief that our patented technology has been infringed, we are continuing our vigorous defense of our patented intellectual property for the room air conditioner market.”

Mr. Farren concluded, “Our balance sheet is again stronger; we were able to pay down $2 million of debt during the quarter and we are now debt free. Days sales outstanding continued to improve this quarter, but with the increase in inventory during the current quarter, our inventory turns declined. We continue to focus on improving supply chain management, inventory turnover and on time customer deliveries.”

The first quarter dividend of $.02 per share was paid on October 19, 2007 to shareholders of record on September 28, 2007.

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TRC is an internationally recognized leader in electrical safety products that prevent electrocution and electrical fires and protect against serious injury from electrical shock.  Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial and industrial markets worldwide.  The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue," or the negative of such terms, or other comparable terminology.  These statements are only predictions.  Actual events as well as results may differ materially.  In evaluating these statements, you should specifically consider the factors described throughout this report.  We cannot be assured that future results, levels of activity, performance or goals will be achieved.

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

		Three Months Ended Sept 30,		Six months ended Sept 30,
		2007	2006	2007	2006
Operating revenues:
Commercial		$5,306	7,227	11,212	15,181
Military		3,953	2,478	7,705	5,140
		9,259	9,705	18,917	20,321

Operating expenses:
Cost of sales		6,405	7,739	13,223	15,925
Selling, general and administrative		1,864	1,845	3,586	3,724
Research, development and engineering		471	542	903	1,029
		8,740	10,126	17,712	20,678
Operating income (loss)		519	(421)	1,205	(357)
Interest and sundry income (expense)		38	(40)	37	(78)
Income (loss) before income taxes		557	(461)	1,242	(435)
Income tax expense (benefit)		156	(30)	358	(24)
Net income (loss)		$401	(431)	884	(411)
Earnings (loss) per common share:
Basic		$.07	(.07)	.15	(.07)
Diluted	$	..07	(.07)	.15	(.07)

Weighted average number of common
shares outstanding:
Basic		5,888,828	5,888,828	5,888,828	5,880,017
Diluted		5,921,154	5,888,828	5,929,621	5,880,017

Dividends paid		$.020	.020	.040	.035

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	Sept 30,	March 31,
ASSETS	2007	2007
Current assets:
Cash and cash equivalents	$1,205	3,471
Short-term investments	998	498
Accounts receivable, net	5,787	6,950
Other receivables-current	947	884
Income taxes receivable	151	-
Inventories	9,758	9,294
Prepaid expenses and other current assets	209	351
Deferred income taxes	1,093	999
Total current assets	20,188	22,447

Property, plant and equipment	15,005	14,884
Less accumulated depreciation	11,077	10,472
Net property, plant and equipment	3,928	4,412

Other Receivables-Long term	850	850
Intangible Assets (net)	493	523
Other assets	47	47
	$25,506	28,279

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$-	1,000
Trade accounts payable	3,326	3,027
Accrued expenses	1,481	1,409
Dividends payable	132	133
Income taxes payable	-	846
Total current liabilities	4,939	6,415
Long-term debt, less current portion	-	2,000
Deferred income taxes	109	139
Total liabilities	5,048	8,554

Stockholders' equity:
Common stock	3,014	3,014
Additional paid-in capital	9,371	9,287
Retained earnings	8,113	7,464
Treasury stock, 21,500 shares at cost	(40)	(40)
Total stockholders' equity	20,458	19,725
	$25,506	28,279

* The condensed consolidated balance sheet is derived from the Company’s audited balance sheet as of that date.

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